EXHIBIT 99.2

Q3 2024 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2024.

I would like to discuss our Company condition and our product lines first along with what we think might occur in the remainder of 2024 and the first half of 2025. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is a biodegradable way of treating oilfield water to prevent scale. Preventing scale keeps oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

In our food division, a special version of TPA is sold as a stability aid.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

1

Food products: Our IL plant is food grade qualified and we have received our FDA certification. We have commercialized one food product based on polyaspartates that was developed fully in house. NCS now has a pipeline of five products, each with seven figure revenue potential, at the final stages prior to purchase orders. All of the opportunities have progressed in Q3 and we hope to be able to announce success by the end of the year or in early 2025.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets. NCS sells into row crop agriculture. The mild growth we predicted for the second half of 2024 is occurring and we expect this trend to continue in 2025.

The Florida LLC investment: The LLC was profitable in third quarter. The better margins for this investment continued in Q3. The Company is focused on international agriculture sales into multiple countries.

In third quarter, we sold this asset for $2 million in cash and $800,000 per year for 5 years, a total of $6 million. Our total purchase price was $3.5 million. The LLC has retained us as an exclusive supplier for 5 years and we hope to extend the contract even longer by being better than any competitors. We also retain our rights to share in the LLC profits during the payout period according to our remaining ownership ratio.

The structure of the sale resulted in an accounting loss of $385 thousand applied to this quarter. When we begin receiving the delayed payments in Q4 2025 through 2029, the loss will change to a gain. The one-time accounting treatment reduced earnings for this quarter to 5 cents, from 7 cents.

Agricultural products in the US are selling reasonably well but crop prices are still not increasing at the rate of inflation. Growers are facing a conflict between rising costs and low crop prices. We feel that because our products help increase yield in some cases while reducing costs in others that we will be successful in growing sales in 2025.

Oil, gas and industrial sales of TPA were stable in Q3 and this is likely to continue throughout 2024 and on into first half 2025.

Food division sales are expected to grow rapidly in first half 2025 depending on how early in the period orders are received and any increased uptake for the existing food product.

Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates are extremely difficult to obtain even though we are entitled to them. We submitted our initial applications more than 5 years ago. The total dollar amount due to us is well in excess of $1 MM and grows each quarter. We will persevere until we succeed in recovering our funds.

2

The election increased the probability of additional tariffs. For US customers, we will have to raise prices if tariffs increase. For international customers, we are planning alternative methods to compensate and will also be much more aggressive in our rebate recovery actions.

Shipping and Inventory: Shipping prices are stable but higher than prior to covid. Shipping times are reasonable on the routes we use. None of our products or raw materials ship through the Red Sea area. We have ordered extra inventory to position on US soil ahead of January 20 2025.

Raw material prices do not appear to be reverting to historic levels. Instead, they are stable but increasing with inflation. Passing price increases, even small inflation related ones, along to customers always takes time. We are negotiating price rises whenever we can.

We believe that the sum of the issues we faced last year which resulted in lower revenue, lower cash flow and lower profits for the full year have partly resolved. Progress is being made. We have streamlined operations by closing our Naperville R&D facility and moving all the work to our Peru, IL building. The exit costs from this action were completed in Q2 and the benefits became fully evident in Q3. Some small price increases have been possible. Several large new opportunities have been found in the food/nutraceutical market and are proceeding toward revenue early in the 2025 year. Therefore, we expect that growth will continue in sales, cash flow and profit for the rest of 2024 and on into first half 2025.

GLP-1 drug production line: The drug compounding industry is a logical progression for FSI so, when a production line for injectable drugs became available at an extremely low price, we bought it. We intend to de-risk our possible entry by securing sales prior to further expenditure and by looking for partners. We will proceed only when we have reduced risk sufficiently.

FSI has progressed from good manufacturing practice to food grade and SQF certification and production over the last 3 years. We have developed the skills to build and operate clean room environments as part of our food/nutrition division and are comfortable that our skills are transferable to drug operations.

Senior executives are spending portions of their time searching for customers and for potential partners. There is no guarantee that we will succeed in either but, if we do, there is a very large revenue and profit opportunity in diabetes/weight loss drugs and other, highly profitable drug categories.

Our careful entry into this area has allowed us to avoid the recent price drops and extra availability of GLP1 drugs. We remain extremely positive about this opportunity but finding advance orders or a partner is critical to success.

Highlights of the financial results:

FSI and its subsidiaries will continue to examine all our costs and economize where possible. Even more critical is obtaining new sales in the food industry to ensure that our wage and other base costs are spread over more revenue dollars. We maintained our growth in Q3, with better profits than in 2023 and expect this will continue during the rest of the 2024 year and in first half 2025.

3

Sales for the quarter increased 7% to 9.31 million, compared with 8.72 million in Q3 2023.

Profits: Q3 2024 shows a profit of $612 thousand or 5 cents per share, compared to a loss of $718 thousand, or [$0.06] per share, in Q3 2023. [Note that Q3 2024 profit would have been 7 cents except for the one-time accounting loss on the sale of the FL LLC.]

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For the first 9 months of 2024, it was $5.91 million or 47 cents per share up from $3.28 million or 26 cents per share in the same nine months of 2023.

Additional factory space in Illinois: In the second quarter 2023 we invested to acquire 80% of an LLC called 317 Mendota that purchased a large building on 37 acres of land in Mendota IL. We have determined that 240,000 square feet is available for our use or for rental. The ENP division has moved all operations to 60,000 square feet of this building. A second tenant moved in during Q3. The remaining 130,000 square feet will be rented when suitable tenants are found.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Friday November 15th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

4